EXHIBIT 99.1

FOR IMMEDIATE RELEASE

STARWOOD HOTELS AND RESORTS WORLDWIDE, INC. ENTERS INTO
NEW CREDIT AGREEMENT WITH A $1.5 BILLION REVOLVING LOAN
COMMITMENT

WHITE PLAINS, NY – April 22, 2010 — Starwood Hotels & Resorts Worldwide, Inc. (NYSE:HOT) announced today that it has closed a new $1.5 billion Senior Credit Facility (“New Facility”) on April 20, 2010. The New Facility matures on November 15, 2013 and replaces the existing $1.875 billion Revolving Credit Agreement (“Existing Facility”) which would have matured on February 11, 2011. The New Facility enhances the Company’s financial flexibility and is expected to be used for general corporate purposes. The $1.5 billion multi-currency revolving loan commitment was provided by a syndicate of 24 banks, including Deutsche Bank and JP Morgan Chase Bank as Lead Arrangers.

About Starwood Hotels & Resorts Worldwide, Inc.

Starwood Hotels & Resorts Worldwide, Inc. is one of the leading hotel and leisure companies in the world with 1000 properties in 100 countries and approximately 145,000 employees at its owned and managed properties. Starwood Hotels is a fully integrated owner, operator and franchisor of hotels and resorts with the following internationally renowned brands: St. Regis®, The Luxury Collection®, Sheraton®, Westin®, Four Points® by Sheraton, W®, Le Méridien®, and the recently announced AloftSM and ElementSM. Starwood Hotels also owns Starwood Vacation Ownership, Inc., one of the premier developers and operators of high quality vacation interval ownership resorts. For more information, please visit www.starwoodhotels.com.

Investor contact:
Jason Koval
Vice President, Investor Relations
914-640-8165

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(866-478-2777) for photography or additional information.**